EXHIBIT 99.2
                                                                    ------------

FOR IMMEDIATE RELEASE

CONTACT:

Doni Fordyce
L-1 Identity Solutions, Inc.
203-504-1109
dfordyce@L1ID.com

       L-1 IDENTITY SOLUTIONS ACHIEVES SOLID FOURTH QUARTER AND FULL YEAR
                           FINANCIAL RESULTS FOR 2006

STAMFORD, CT. -- FEBRUARY 9, 2007 -- L-1 Identity Solutions, Inc., (NYSE:ID), a leading supplier of identity solutions and services, today reported solid financial results for the fourth quarter and full year ended December 31, 2006 financial results. Revenue for the fourth quarter of 2006 was $76.3 million compared to $15.0 million in the fourth quarter of 2005, an increase of $61.3 million. Of the increase, $57.1 million relates to acquired businesses including Integrated Biometrics Technology LLC (IBT), SecuriMetrics, Inc., Iridian Technologies, Inc., Identix Incorporated, and SpecTal LLC; and $4.2 million, or approximately 28 percent, represents organic growth at the historical operations of the Viisage Technology, Inc. business unit primarily from increased volume of U.S. passports and facial recognition solutions.

Gross margin in the fourth quarter of 2006 was 36 percent, compared to 21 percent in the fourth quarter of 2005. Excluding the impact of acquisitions, gross margin grew from 24 percent to 39 percent, primarily due to a favorable business mix. Gross margin related to acquisitions in the fourth quarter was 34 percent, including the impact of the lower margin IBT business unit.

Adjusted EBITDA for the fourth quarter was $15.2 million compared to $0.5 million in the same period in the prior year, reflecting the impact of acquisitions, organic sales growth and synergies realized during the year.

Net income in the fourth quarter amounted to $2.0 million, or $0.03 per diluted share, compared to a net loss of $3.0 million, or $0.15 per diluted share in the fourth quarter of 2005. Net income increased for the reasons noted above, partially offset by an increase in amortization of intangible assets and the impact of FAS 123R in 2006.

On a pro forma basis, assuming results from all acquisitions were included from the beginning of each of the respective quarters, fourth quarter 2006 revenue would have approximated $80.0 million with Adjusted EBITDA of $16.3 million, compared to pro forma fourth quarter 2005 revenue of $68.0 million and Adjusted EBITDA of $6.1 million.

"The solid financial results achieved by the Company during the fourth quarter of 2006 reflect the successful strategy that we implemented a little over one year ago," said Robert V. LaPenta, Chairman, President and CEO of L-1 Identity Solutions. "Over the course of the year, we identified and successfully acquired key businesses, technologies, assets and services and built the new industry standard for identity solutions."

FULL YEAR FINANCIAL RESULTS

Revenue for the year ended December 31, 2006 was $164.4 million compared to $66.2 million for the prior year, an increase of $98.2 million. $91.0 million of the increase relates to acquisitions and $7.2 million, or approximately 11 percent, represents organic growth primarily from increased volume production of U.S. passports, facial recognition solutions and document authentication products.

Gross margin for 2006 was 31 percent, compared to 27 percent for the prior year. Excluding non-recurring inventory adjustments and other charges related to the August 29, 2006 merger between Viisage and Identix, gross margin in 2006 would have been 33 percent for the full year 2006.

After excluding $3.6 million of other non-recurring charges for calendar 2006, Adjusted EBITDA for 2006 was $23.7 million, as compared to $6.5 million for the prior year, reflecting the impact of acquisitions, organic sales growth and synergies realized during the year.

For the full year ended December 31, 2006, the Company reported a net loss of $31.0 million, or $0.71 per diluted share compared to a net loss of $7.4 million, or $0.37 per diluted share in the year ended December 31, 2005. The 2006 results included non-recurring asset impairment charges, merger related charges and other non-recurring charges aggregating $26.3 million.

On a pro forma basis, assuming results from all acquisitions were included from the beginning of each respective period, annual revenue would have been $271.0 million for 2006 with adjusted EBITDA of $20.6 million (after excluding non-recurring charges of $3.6 million), compared to pro forma 2005 revenue of $240.0 million and adjusted EBITDA of $12.1 million.

The annual revenue growth of 13 percent reflects growth in the U.S. passport business; facial recognition solutions; enrollment services for state, local and federal customers; multi-modal mobile biometric devices (HIIDE); and counter-terrorism services of approximately 25 percent. This growth was partially offset by delays in live scan awards, along with certain software opportunities which were booked in the 2006 fourth quarter, but will not be reflected in revenue until 2007.

The significant increase in EBITDA growth reflects cost reductions and efficiencies in connection with the Identix merger, improved results from higher margin products and software solutions.

Backlog, including acquired businesses, climbed to approximately $500 million at December 31, 2006 compared to previously reported backlog at December 31, 2005 of approximately $141 million.

CUSTOMER WINS AND NEW BIOMETRIC RECOGNITION CONTRACTS CONTINUES

 The quarter and
full year included several important customer wins and achievements.

o L-1 teamed with Northrop Grumman on several important biometric recognition programs. These programs include creating a complete multi-modal ABIS (Automated Biometric Identification System) for the US Department of Defense (DoD) that incorporates search engines for finger, face, iris, palm and complete forensic functionality. The system is expected to become the DoD biometric repository for all identification types, linking to the intelligence community and civilian agencies. L-1 also is implementing a biometric identification system for MEPCOM (U.S. Military Entrance Processing Command) to uniquely identify and track military applicants throughout the enlistment process. Over time, the program is expected to build a watch-list of known professional test takers and "ringers" to help eliminate military enlistment fraud.

o The Texas Department of Public Safety (TxDPS) purchased more than 100 criminal booking systems totaling in excess of $2.5 million. The system includes the TouchPrint(TM) Enhanced Definition 3800 live scan system for finger recognition from Identix, and integrated video mug shot capabilities powered by FaceIt(R) software.

o L-1, acting though its SecuriMetrics subsidiary, successfully manufactured, tested, and delivered the majority of the DoD $10.0 million order announced in the third quarter for SecuriMetrics' HIIDE (Handheld Interagency Identity Detection Equipment) device. The device offers multi-modal identity enrollment and recognition technology to critical theaters abroad including Iraq and Afghanistan. In addition, SecuriMetrics expects to receive approximately $4.0 million in customer funding to develop the next generation HIIDE device. This device dubbed "Super HIIDE" represents a meaningful opportunity for L-1 in calendar 2007.

o L-1 recently received several large purchase orders for the Identix TouchPrint Enhanced Definition 4100 Slap & Roll Live Scan device, manufactured by its Identix subsidiary, with an aggregate value of over $4.0 million for various international customers and federal agencies of the United States Government. The international orders will be deployed for government applications. The federal agency purchase will be used to facilitate background checks on government and contract employees as mandated under Homeland Security Presidential Directive 12 (HSPD-12).

o IBT won a contract from the Florida Department of Financial Services (FLDFS) that calls for a fully Automated Fingerprint-Based Applicant Processing System (AFAPS) that is expected to process the fingerprints of more than 70,000 resident and non-resident insurance agents annually with a contract value estimated at approximately $22 million over five years. IBT plans to use this as a foundation to establish a statewide fingerprinting network to be able to process over 900,000 applicants in the state of Florida.

o L-1 received a $1.8 million contract award from the Department of Homeland Security (DHS) Science and Technology (S&T) Division to develop advanced facial recognition technology for the TSA Federal Air Marshal Service
     (FAMS) Tactical Information Sharing System (TISS).

o The Portland (OR) Police Department, Hennepin County (MN) Sheriff Office, Los Angeles County and San Bernardino-Riverside (CA) Sheriffs' Offices are set to deploy L-1's new version of the Integrated Biometric Identification System (IBIS) hand-held mobile biometric identification device.

o After the close of the year, L-1's Viisage division was selected by an unnamed customer to provide iA-thenticate systems to verify identity documents at airports and border crossings in an award of approximately $2.8 million.

FORWARD LOOKING FINANCIAL EXPECTATIONS

The Company reaffirms its forward looking financial expectations guidance for the year ending December 31, 2007. The Company expects revenue for 2007 to be $330.0 - $340.0 million with Adjusted EBITDA of $58.0 - $62.0 million and unlevered free cash flow of approximately $52 million. The Company expects gross margin to be approximately 35 percent for 2007 with earnings per share in the range of $0.08-$0.12.

For the first quarter ending March 31, 2007, L-1 expects revenue to be $73.0 - $75.0 million with Adjusted EBITDA of $9.0 - $11.0 million with loss per share in the range of $0.04 - $0.06.

Mr. LaPenta concluded. "With the foundation firmly in place, we are optimistic about what 2007 holds for the Company. We expect to continue to add to our technology portfolio through acquisition, as well as to see major awards continue across all of our divisions. Our unique multi-modal biometric recognition capabilities will continue to provide momentum for the Company and the identity solutions marketplace."

CONFERENCE CALL INFORMATION

The Company will host a conference call with the investment community to discuss its operating results beginning at 10:00 a.m. EST today. The dial-in number for the call is 866-406-5408, participant passcode 8352536. Internationally, please dial 973-582-2770, using the same confirmation code. The conference call will be available live over the Internet at the investor relations section of L-1 Identity Solutions' website at www.L1ID.com. A recording of the conference call will be available starting one hour after the completion of the call until 11:59 p.m. (EST) on February 23, 2007. To access the replay, please dial 877-519-4471 and use passcode 8352536. To access the replay from outside the U.S., dial 973-341-3080 and use passcode 8352536.

ADJUSTED EBITDA

L-1 Identity Solutions uses Adjusted EBITDA as a non-GAAP financial performance measurement. Adjusted EBITDA is calculated by adding back to net income (loss) interest, taxes, depreciation, amortization, and stock-based compensation expense. Adjusted EBITDA is provided to investors to supplement the results of operations reported in accordance with GAAP. Management believes Adjusted EBITDA is useful to help investors analyze the operating trends of the business before and after the adoption of FAS 123(R) and to assess the relative underlying performance of businesses with different capital and tax structures. Management believes that Adjusted EBITDA provides an additional tool for investors to use in comparing L-1 Identity Solutions, financial results with other companies in the industry, many of which also use Adjusted EBITDA in their communications to investors. By excluding non-cash charges such as amortization, depreciation and stock-based compensation, as well as non-operating charges for interest and income taxes, L-1 Identity Solutions can evaluate its operations and can compare its results on a more consistent basis to the results of other companies in the industry. Management also uses Adjusted EBITDA to evaluate potential acquisitions, establish internal budgets and goals, and evaluate performance.

L-1 Identity Solutions considers Adjusted EBITDA to be an important indicator of the Company's operational strength and performance of its business and a useful measure of the Company's historical operating trend. However, there are significant limitations to the use of Adjusted EBITDA since it excludes interest income and expense and income taxes, all of which impact the Company's profitability, as well as depreciation and amortization related to the use of long term assets which benefit multiple periods. L-1 Identity Solutions believes that these limitations are compensated by providing Adjusted EBITDA only with GAAP net income (loss) and clearly identifying the difference between the two measures. Consequently, Adjusted EBITDA should not be considered in isolation or as a substitute for net income (loss) presented in accordance with GAAP. Adjusted EBITDA as defined by the Company may not be comparable with similarly named measures provided by other entities.

A reconciliation of GAAP net income (loss) to Adjusted EBITDA for historical periods follows

                                  (in millions)


AS REPORTED
-----------

                                                     FOR THE QUARTER ENDED           FOR THE YEAR ENDED
                                                  DEC 31 2006    DEC 31 2005     DEC 31 2006    DEC 31 2005
                                                  -----------    -----------     -----------    -----------
Net Income / (loss)                                $     2.0      $    (3.0)      $   (31.0)     $    (7.4)
                                                   ==========     ==========      ==========     ==========

Add / Deduct:
Depreciation and Amortization                            9.1            3.2            23.4           12.7
Interest (Income) / Expense, Net                         1.3           (0.1)           (0.2)          (0.2)
Provision for Income Taxes                               1.1            0.4             2.8            1.4
Stock Based Compensation and Other Charges               1.7            -               4.6            -
Asset Impairments and Merger Related Costs               -              -              20.5            -
                                                   ----------     ----------      ----------     ----------

ADJUSTED EBITDA                                    $    15.2      $     0.5       $    20.1      $     6.5
                                                   ==========     ==========      ==========     ==========


PRO FORMA

                                                           PRO FORMA                     PRO FORMA
                                                     FOR THE QUARTER ENDED           FOR THE YEAR ENDED
                                                  DEC 31 2006    DEC 31 2005     DEC 31 2006    DEC 31 2005
                                                  -----------    -----------     -----------    -----------

Net Income / (loss)                                $     2.6      $    (6.9)      $   (58.5)     $   (38.6)
                                                   ==========     ==========      ==========     ==========
Add / Deduct:
Depreciation and Amortization                            9.1           10.2            39.5           40.3
Interest (Income) / Expense, Net                         1.6            1.4             5.9            6.3
Provision for Income Taxes                               1.2            1.1             4.8            3.6
Stock Based Compensation and Other Charges               1.8            0.3             4.8            0.5
Asset Impairments and Merger Related Costs               -              -              20.5            -
                                                   ----------     ----------      ----------     ----------

ADJUSTED EBITDA                                    $    16.3      $     6.1       $    17.0      $    12.1
                                                   ==========     ==========      ==========     ==========

Adjusted EBITDA for the full year includes merger-related severance costs of $2.2 million that were paid in cash, as well as non-recurring charges of $3.6 million. Non-cash asset impairments and merger related costs consist primarily of impairments of intangible and fixed assets of $14.6 million, in process research and development costs of $2.7 million, and stock compensation charges of $3.2 million.

A reconciliation of adjusted EBITDA estimated for the quarter ending March 31, 2007 and the year ending December 31, 2007 follows:

                                                  (in millions)

                                      Quarter Ending             Year Ending
                                      March 31, 2007          December 31, 2007

Net income (loss)                   $ (4.5) to $(2.5)           $ 3.0 to $7.0
Depreciation and amortization              9.1                       36.6
Interest expense, Net                      1.1                        5.9
Provision for deferred income taxes        1.2                        4.0
Stock based compensation                   2.1                        8.5
                                    ----------------           ----------------
      Adjusted EBITDA               $9.0 to $ 11.0             $ 58.0 to $ 62.0

UNLEVERED FREE CASH FLOW

Unlevered Free Cash Flow for 2007 represents cash flow from operating activities of $58 million, plus interest expense of $4 million less capital expenditures of $10 million. L-1 believes unlevered free cash flow is a useful measure for assessing the company's liquidity, meet its debt service requirements and make acquisitions. Unlevered free cash flow is not necessarily comparable to similar measures used by other entities and is not a substitute for GAAP measures of liquidity such as cash flows from operating activities.

ABOUT L-1 IDENTITY SOLUTIONS

L-1 Identity Solutions, Inc. (NYSE: ID), together with its portfolio of companies, offers a comprehensive set of products and solutions for protecting and securing personal identities and assets. Leveraging the industry's most advanced multi-modal biometric platform for finger, face and iris recognition, our solutions provide a circle of trust around all aspects of an identity and the credentials assigned to it -- including proofing, enrollment, issuance and usage. With the trust and confidence in individual identities provided by L-1 Identity Solutions, government entities, law enforcement and border management agencies, and commercial enterprises can better guard the public against global terrorism, crime and identity theft fostered by fraudulent identity. L-1 Identity Solutions is headquartered in Stamford, CT. For more information, visit WWW.L1ID.COM.

                                      ####

ID-L

FORWARD LOOKING STATEMENTS

This news release contains forward-looking statements that involve risks and uncertainties. Forward-looking statements in this press release and those made from time to time by L-1 Identity Solutions through its senior management are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company's current views based on management's beliefs and assumptions and information currently available. Forward-looking statements concerning future plans or results are necessarily only estimates, and actual results could differ materially from expectations. Certain factors that could cause or contribute to such differences include, among other things, the availability of government funding for L-1's products and solutions, the size and timing of federal contract awards, performance on existing and future contracts, general economic and political conditions and other factors affecting spending by customers, and the unpredictable nature of working with government agencies. Additional risks and uncertainties are described in the Securities and Exchange Commission filings of the L-1 Identity Solutions, including the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2006. L-1 Identity Solutions expressly disclaims any intention or obligation to update any forward-looking statements.

                             L-1 IDENTITY SOLUTIONS
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)

                                    Quarter Ended               Year Ended
                                   Dec 31,   Dec 31,         Dec 31,   Dec 31,
                                    2006      2005            2006      2005
                                   -------   -------         -------   -------

Revenue                              $76.3     $15.0          $164.4     $66.2

Cost of Revenues:
  Cost of Revenue                     42.2      10.6            99.7      42.9
  Amortization of Purchased
   Intangible Assets                   6.6       1.2            13.9       4.6
                                   -------   -------         -------   -------

Total Cost of Revenue                 48.8      11.8           113.6      47.5
                                   -------   -------         -------   -------

Gross Profit                          27.5       3.2            50.8      18.7
                                   -------   -------         -------   -------
Gross Margin                           36%       21%             31%       27%

Operating Expenses:
  Sales and Marketing                  5.8       1.9            14.5       7.8
  Research and Development             4.7       1.1            11.6       4.6
  General and Administrative          12.4       2.9            29.8      12.1
  Asset Impairments and Merger
   Related Expenses                    ---       ---            22.8       ---
  Amortization of Purchase
   Intangible Assets                   0.1       0.1             0.4       0.7
                                   -------   -------         -------   -------

Total Operating Expenses              23.0       6.0            79.1      25.2
                                   -------   -------         -------   -------

Income (Loss) from Operations:         4.5      (2.8)          (28.3)     (6.5)
  Interest (Income) Expense, net       1.3       0.1            (0.2)     (0.2)
  Other Income (Expenses), net        (0.1)      0.1            (0.1)      0.3
                                   -------   -------         -------   -------

Income (Loss) Before Income Taxes      3.1      (2.6)          (28.2)     (6.0)
Provision for Income Taxes             1.1       0.4             2.8       1.4
                                   -------   -------         -------   -------

Net Income (Loss)                     $2.0     $(3.0)         $(31.0)    $(7.4)
                                   =======   =======         =======   =======

Net Income (Loss) per Share:
   Basic                             $0.03    $(0.15)         $(0.71)   $(0.37)
   Diluted                           $0.03    $(0.15)         $(0.71)   $(0.37)
                                   =======   =======         =======   =======


Weighted Average Shares:
   Basic                              72.3      20.9            43.8      19.6
   Diluted                            72.8      20.9            43.8      19.6
                                   =======   =======         =======   =======

                          L-1 IDENTITY SOLUTIONS, INC.
                           CONDENSED CONSOLIDATED BALANCE SHEETS (IN MILLIONS)
                                   (UNAUDITED)


                                      December 31, 2006        December 31, 2005
                                      -----------------        -----------------

Assets

Current Assets:
    Cash                                  $      5.0               $     72.4
    Accounts Receivable                         61.5                     14.5
    Other Current Assets                        15.5                      6.0
                                          ----------               ----------
Total Current Assets                            82.0                     92.9

Property and Equipment, net                     19.9                     19.5
Goodwill and Net Intangible
 Assets                                      1,121.5                    179.4
Other Assets                                     3.8                      2.3
                                          ----------               ----------
Total Assets                              $  1,227.2               $    294.1
                                          ==========               ==========

Liabilities & Shareholders
 Equity

Current Liabilities:
    Accounts Payable and
     Accrued Expenses                           54.8                     11.4
    Current Deferred Revenue                    10.3                      2.6
    Other Current Liabilities                    5.2                      1.4
                                          ----------               ----------
Total Current Liabilities                       70.3                     15.4

Borrowings Under Revolving
  Credit Facility                               80.0
Deferred Income taxes                            4.4                      2.0
Deferred Revenue                                 3.7                      1.7
Other Liabilities                                1.7                      0.3
                                          ----------               ----------
Total Liabilities                              160.1                     19.4

Shareholders' Equity                         1,067.1                    274.7
                                          ----------               ----------

Total Liabilities and
 Shareholders' Equity                     $  1,227.2               $    294.1
                                          ==========               ==========